Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of 180 Life Sciences Corp. on Post-Effective Amendment No. 3 to Form S-1 (File No. 333-249539) of our report dated March 30, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of 180 Life Sciences Corp. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

April 6, 2022